EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in (i) the Registration Statement on Form S-8 (No. 333-116921) relating to the United Illuminating Company 401(K) / Employee Stock Ownership Plan; (ii) the Registration Statement on Form S-8 (No. 333-107020) relating to the UIL Holdings Corporation Deferred Compensation Plan and (iii) the Registration Statement on Form S-8 (No.  333-107021) relating to the UIL Holdings Corporation 1999 Amended and Restated Stock Plan of our report dated February 20, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 20, 2007